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                                                                     Exhibit 5


                            [Greenberg Traurig, P.A.]


                                 August 25, 1999



Three-Five Systems, Inc.
1600 N. Desert Drive
Tempe, AZ  85281-1230

                  RE:      REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

         As legal counsel to Three-Five Systems, Inc., a Delaware corporation (the "Company"), and David R. Buchanan, (the "Selling Stockholder"), we have assisted in the preparation of the Company's Registration Statement on Form S-3 filed on July 30, 1999 with the Securities and Exchange Commission (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the shares of common stock, par value $.001 per share, of the Company covered by the Registration Statement (the "Shares"). The facts, as we understand them, are set forth in the Registration Statement.

         With respect to the opinion set forth below, we have examined originals, certified copies, or copies otherwise identified to our satisfaction as being true copies, only of the following:

         A. The Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on April 27, 1994;

         B.       The Bylaws of the Company, as amended through the date hereof;

         C.       The Registration Statement; and

         D. The Resolutions of the Board of Directors of the Company dated July 22, 1999 relating to the approval of the filing of the Registration Statement and the transactions in connection therewith.


         Subject to the assumptions that (i) the documents and signatures examined by us are genuine and authentic and (ii) the persons executing the documents examined by us have the legal capacity to execute such documents, and subject to the further limitations and qualifications set forth below, based solely upon our review of items A through D above, it is our opinion that, when
(a) the Registration Statement as then amended shall have been declared effective by the Securities and Exchange Commission, (b) the Underwriting Agreement shall have been duly executed and delivered, and (c) the Shares have been duly issued, executed, authenticated, delivered, paid for and sold by the Company and the Selling Shareholder as described in the

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Three-Five Systems, Inc.
August 25, 1999
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Registration Statement and in accordance with the provisions of the Underwriting
Agreement, the Shares will be validly issued, fully paid, and nonassessable.

         We have assumed, with respect to the Shares that are to be sold by the Selling Stockholder, the payment by the Selling Stockholder (or the prior holders thereof) of the full and sufficient consideration due from them to the Company for such Shares.

         Please be advised that we are members of the State Bar of Arizona, and our opinion is limited to the legality of matters under the laws of the State of Arizona and the General Corporation Laws of the State of Delaware. Further, our opinion is based solely upon existing laws, rules and regulations, and we undertake no obligation to advise you of any changes that may be brought to our attention after the date hereof.

         We hereby expressly consent to any reference to our firm in the Registration Statement and in any registration statement filed pursuant to Rule 462(b) under the Securities Act for this same offering, inclusion of this Opinion as an exhibit to the Registration Statement and the incorporation by reference into any such additional registration statement, and to the filing of this Opinion with any other appropriate governmental agency.

                                Very truly yours,

                                /s/ Greenberg Traurig, P.A.